FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated June 18, 2010	Registration No. 333-163392
Registration No. 333-163392-03

$1.2Bln+        AART 2010-2

LEADS: JPM/DB/RBS

COMGRS: BNP/LLOYDS/RBC/SCOTIA/UBS

CLASS	SIZE	WAL	RATING	WINDOW	LGL	BENCHMARK SPREAD	YLD	CPN	PRICE
A1	250MM	0.26	P-1/F1+	07/10-02/11	07/11	IL+4	0.58624	0.58624	100.00000
A2	257MM	0.99	Aaa/AAA	02/11-11/11	09/12	EDSF+15	0.898	0.89	99.99375
A3	448MM	2.20	Aaa/AAA	11/11-08/13	07/14	IS+25	1.388	1.38	99.99137
A4	182.8MM	3.55	Aaa/AAA	08/13-07/14	05/15	IS+40	2.105	2.09	99.98014

EXPECTED SETTLE: 6/25

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.